Exhibit 99.4

August 8, 2013

Inergy Midstream, L.P.

Two Brush Creek Boulevard

Suite 200

Kansas City, Missouri 64112

Re: Initially filed Registration Statement on Form S-4 of Inergy Midstream, L.P., filed on or about May 29, 2013, as amended pursuant to Amendment No. 1 filed on or about June 26, 2013, and as further amended pursuant to Amendment No. 2 filed on or about August 8, 2013.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 5, 2013, which addresses the fairness, from a financial point of view, to the unaffiliated holders (as specified therein) of the outstanding common units representing limited partner interests in Inergy Midstream, L.P. (the “Partnership”), of the merger consideration to be paid by the Partnership pursuant to the Agreement and Plan of Merger, dated as of May 5, 2013, among the Partnership, NRGM GP, LLC (the “General Partner”), Intrepid Merger Sub, LLC, Inergy, L.P., Crestwood Midstream Partners LP, Crestwood Holdings LLC and Crestwood Gas Services GP LLC (the “Agreement”).

The foregoing opinion letter was provided for the information and assistance of the Conflicts Committee of the Board of Directors of the General Partner in connection with its consideration of certain aspects of the merger provided for in the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the General Partner and the Partnership have determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion letter under the caption “Summary—Opinion of TudorPickering, Financial Advisor to the Inergy Midstream Conflicts Committee” and to the inclusion of the foregoing opinion letter as an annex to the proxy statement/prospectus included in the above-mentioned Registration Statement on Form S-4. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Tudor, Pickering, Holt & Co. Securities, Inc.

By:	/s/ Lance Gilliland
Name: Lance Gilliland
Title: Managing Director